Exhibit 99.1

4000 E. Sky Harbor Blvd.	W. Douglas Parker
Phoenix, AZ 85034	Chairman and Chief Executive Officer
480.693.5882
Fax: 480.693.5261
July 16, 2008
Mr. Mark Mays
Chief Executive Officer
Clear Channel
200 East Basse Road
San Antonio, TX 78209
Dear Mark:
I am writing to let you know that I am resigning from the Clear Channel Outdoor Board of Directors effective immediately. As much as I enjoy serving on the CCO Board, I simply can’t justify serving on an out-of-town Board while the airline industry struggles through an unprecedented crisis.
My decision is made easier by the upcoming ownership changes at Clear Channel. You and your team have done an excellent job of serving your shareholders through this transaction and this seems like a good time to make this transition as the new owners come on board.
I have enjoyed my time on the Board tremendously. Clear Channel Outdoor is in great hands thanks to the leadership of Lowry, you, Randall and Paul. Jimmy, Marsha and Dale form an outstanding group of independent directors that will continue to serve CCO’s shareholders well. I will miss working with all of you, but trust you understand my situation. Thanks for the opportunity to serve and please help me stay in touch with the team.
Sincerely,

cc:	Lowry Mays
Randall Mays
Jimmy Raines
Marsha Shields
Dale Tremblay